Exhibit 99.1
REXFORD INDUSTRIAL ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

Los Angeles, California - October 20, 2020 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties in Southern California infill markets, today announced financial and operating results for the third quarter of 2020.

Third Quarter 2020 Financial and Operational Highlights:
•Net income attributable to common stockholders of $25.9 million, or $0.21 per diluted share, as compared to $9.7 million, or $0.09 per diluted share, for the third quarter of last year.
•Company share of Core FFO of $40.6 million, an increase of 19.8% as compared to the third quarter 2019.
•Company share of Core FFO per diluted share of $0.33, an increase of 6.5% as compared to the third quarter 2019.
•Consolidated Portfolio Net Operating Income (NOI) of $62.9 million, an increase of 23.8% as compared to the third quarter 2019.
•Consolidated Portfolio Cash NOI of $57.1 million, an increase of 22.2% as compared to the third quarter 2019.
•Stabilized Same Property Portfolio GAAP NOI increased 4.4% and Stabilized Same Property Portfolio Cash NOI increased 5.0% as compared to the third quarter 2019.
•Stabilized Same Property Portfolio occupancy at quarter end of 98.4%.
•Comparable rental rates on approximately 1.6 million rentable square feet of new and renewal leases were 26.8% higher than prior rents on a GAAP basis and 17.4% higher on a cash basis.
•Acquired five properties for an aggregate purchase price of $68.7 million and, post-quarter end, acquired one additional property for a purchase price of $22.1 million.
•Sold three industrial properties for an aggregate sales price of $44.2 million.
•Ended the quarter with a low-leverage balance sheet measured by a net debt-to-enterprise value ratio of 9.7%.
•Increased Core FFO 2020 guidance range to $1.29 to $1.31 per diluted share.

“Our third quarter results demonstrate the consistent performance of Rexford’s focused strategy and the stability of our infill Southern California tenant base within the nation’s largest, lowest vacancy and highest demand industrial market,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “The strength of our third quarter rent collections, which performed very near strong pre-pandemic levels, reflect our tenants’ superior aggregate credit quality. Despite the ongoing challenges presented by the COVID-19 pandemic and the unique California municipal orders allowing many tenants impacted by COVD-19 to defer their rent, we continue to benefit from scarce and diminishing supply driving an ongoing supply-demand imbalance fueled by growing tenant demand from a range of industry sectors including the dramatic growth in ecommerce. Our portfolio occupancy is above pre-pandemic levels, with leasing volumes and spreads also tracking at peak, pre-pandemic levels. We also continue to drive accretive external growth, with $374.6 million of acquisitions completed year to date and a favorable pipeline of additional acquisition opportunities currently in process. Our fortress-like balance sheet and strong liquidity position the company to capitalize on growth opportunities and to protect against ongoing market uncertainty. We are excited at the prospects ahead to continue to create long term shareholder value.”

Financial Results:

The Company reported net income attributable to common stockholders of $25.9 million, or $0.21 per diluted share, for the three months ended September 30, 2020, as compared to net income attributable to common stockholders of $9.7 million, or $0.09 per diluted share, for the three months ended September 30, 2019. Net income for the three months ended September 30, 2020 includes $13.7 million of gains on sale of real estate, as compared to $0.9 million for the three months ended September 30, 2019.

The Company reported net income attributable to common stockholders of $48.1 million, or $0.40 per diluted share, for the nine months ended September 30, 2020, as compared to net income attributable to common stockholders of $30.6 million, or $0.29 per diluted share, for the nine months ended September 30, 2019. Net income for the nine months ended September 30, 2020 includes $13.7 million of gains on sale of real estate, as compared to $5.7 million for the nine months ended September 30, 2019.

The Company reported Company share of Core FFO of $40.6 million, or $0.33 per diluted share of common stock, for the three months ended September 30, 2020, as compared to Company share of Core FFO of $33.9 million, or $0.31 per diluted share of common stock, for the three months ended September 30, 2019. Amounts are adjusted for non-core expenses of $0.1 million for the three months ended September 30, 2020, and $0.1 million for the three months ended September 30, 2019.

The Company reported Company share of Core FFO of $116.9 million, or $0.98 per diluted share of common stock, for the nine months ended September 30, 2020, as compared to Company share of Core FFO of $95.3 million, or $0.91 per diluted share of common stock, for the nine months ended September 30, 2019. Amounts are adjusted for non-core expenses of $0.1 million for the nine months ended September 30, 2020, and $0.2 million for the nine months ended September 30, 2019.

For the three months ended September 30, 2020, the Company’s consolidated portfolio NOI increased 23.8% compared to the three months ended September 30, 2019, and the Company’s consolidated portfolio Cash NOI increased 22.2% compared to the three months ended September 30, 2019.

For the nine months ended September 30, 2020, the Company’s consolidated portfolio NOI increased 26.2% compared to the nine months ended September 30, 2019, and the Company’s consolidated portfolio Cash NOI increased 22.7% compared to the nine months ended September 30, 2019.

For the three months ended September 30, 2020, the Company’s Stabilized Same Property Portfolio NOI increased 4.4% compared to the third quarter of 2019, driven by a 5.0% increase in Stabilized Same Property Portfolio rental income and a 6.9% increase in Stabilized Same Property Portfolio expenses. Stabilized Same Property Portfolio Cash NOI increased 5.0% compared to the third quarter of 2019.

For the nine months ended September 30, 2020, the Company’s Stabilized Same Property Portfolio NOI increased 4.0% compared to the nine months ended September 30, 2019, driven by a 4.1% increase in Stabilized Same Property Portfolio rental income and a 4.5% increase in Stabilized Same Property Portfolio expenses. Stabilized Same Property Portfolio Cash NOI increased 3.6% compared to the nine months ended September 30, 2019.

Operating Results:

During the third quarter of 2020, the Company signed 101 new and renewal leases totaling 1,562,179 rentable square feet. Average rental rates on comparable new and renewal leases were up 26.8% on a GAAP basis and up 17.4% on a cash basis. The Company signed 52 new leases for 987,176 rentable square feet, with GAAP rents up 38.9% and cash rents up 25.5% compared to the prior in-place leases. The Company signed 49 renewal leases for 575,003 rentable square feet, with GAAP rents up 16.7% and cash rents up 10.5% compared to the prior in-place leases.

At September 30, 2020, the Company’s Stabilized Same Property Portfolio occupancy was 98.4%. At September 30, 2020, the Company’s consolidated portfolio, excluding value-add repositioning assets, was 97.9% occupied and 97.9% leased, and the Company’s consolidated portfolio, including value-add repositioning assets, was 97.2% occupied and 97.3% leased.

Transaction Activity:

During the third quarter of 2020, the Company acquired five properties for an aggregate purchase price of $68.7 million, as detailed below. Additionally, the Company sold three properties for an aggregate sales price of $44.2 million.

Acquisitions in the third quarter include:
•15650-15700 South Avalon Boulevard, a 100% leased two-building industrial property containing 166,088 square feet on 7.2 acres of land, located in the Los Angeles – South Bay submarket, for $28.1 million or $169 per square foot. We intend to reposition the property after a short-term leaseback, removing one building to create a modern-feature, low coverage logistics facility, with extensive dock loading and an oversized container yard. The projected stabilized yield on total costs is 5.1%.
•A portfolio of three 100% leased industrial buildings which the Company intends to reposition, Penrose, Fleetwood and Tuxford Streets, containing 207,374 square feet on 8.4 acres of land, located in the Los Angeles — San Fernando Valley submarket, for $35.1 million or $169 per square foot. The initial yield of 3.1% is projected to increase to 5.7% on total costs following stabilization of the repositioning.
•12133 Greenstone Avenue, a 100% leased single-tenant storage yard containing a 12,586 square foot truck terminal building on 4.8 acres of land, located in the Los Angeles – Mid Counties submarket, for $5.5 million or $26 per land square foot. The property is leased short-term and upon lease expiration the site will be fully upgraded and modernized. The projected stabilized yield on total costs is 6.5%.

Dispositions in the third quarter include:
•3927 Oceanic Drive, a vacant single-tenant building containing 54,740 square feet, located in the San Diego – North submarket, for $10.3 million or $188 per square foot.
•121 West 33rd Street, a 97% leased multi-tenant building containing 76,701 square feet, located in the San Diego – South submarket, for $13.5 million or $176 per square foot.
•2700-2722 South Fairview, a 100% leased two-tenant building containing 116,575 square feet, located in the Orange County – Airport submarket, for $20.4 million or $175 per square foot.

Subsequent to the third quarter of 2020, the Company acquired 12744 San Fernando Road, located in the Los Angeles – Greater San Fernando Valley submarket, for $22.1 million or $157 per square foot. The property contains 140,840 square feet on 6.5 acres of land and is leased short term. At lease expiration the property will be redeveloped with a 144,000 SF new warehouse/distribution facility. The projected stabilized yield on total costs is 4.7%.

Balance Sheet:
The Company ended the third quarter with $786 million in liquidity, including $286 million in cash and restricted cash and $500 million available under its unsecured revolving credit facility. As of September 30, 2020, the Company had $908.0 million of outstanding debt, with an average interest rate of 3.47% and an average term-to-maturity of 4.8 years. The Company has no debt maturities until 2022.

During the quarter ended September 30, 2020, the Company did not issue any shares of common stock under its at-the-market equity offering program (ATM program). As of September 30, 2020, the current ATM program had approximately $259.8 million of remaining capacity.

Dividends:

On October 19, 2020, the Company’s Board of Directors declared a dividend in the amount of $0.215 per share for the fourth quarter of 2020, payable in cash on January 15, 2021, to common stockholders and common unit holders of record as of December 31, 2020.

On October 19, 2020, the Company’s Board of Directors declared a quarterly dividend of $0.367188 per share of its Series A Cumulative Redeemable Preferred Stock, a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, in each case, payable in cash on December 31, 2020, to preferred stockholders of record as of December 15, 2020.

COVID-19 Impact on Operations (As of October 19, 2020)

In response to COVID-19, most California municipalities in the markets in which the Company owns properties have implemented eviction moratoriums and granted tenants impacted by COVID-19 the unilateral right to defer rent while the emergency orders are in effect, with repayment generally mandated within six months after the end of the local emergency. The majority of those orders were extended and remain in place. A number of the Company’s tenants have utilized these local government mandates authorizing deferral of rent. While the Company is currently unable to completely estimate the impact that COVID-19 and these emergency orders will have on its financial condition and results of operations for the remainder of 2020, as of October 19, 2020, the Company has proactively worked with its tenants and has seen the following impact on its portfolio (using tenant counts and In-Place Annualized Base Rent (“ABR”) as of September 30, 2020):
•The Company had 1,478 leases representing in-place annualized base rent (“ABR”) of $274.6 million. ABR is defined/calculated as the monthly contractual base rent per the leases, excluding any rent abatements, as of September 30, 2020, multiplied by 12.
•During the quarter, the Company executed rent relief agreements, which comprise application of security deposits, acceleration of deposits, and deferral of base rent with 27 tenants. Of the rent relief agreements executed, 14 tenants received deferred base rent of $0.7 million or 0.2% of ABR. To date, the Company has executed rent relief agreements with 270 tenants, including 118 tenants receiving deferred base rent of $4.6 million or 1.7% of ABR. See the table below for a summary of rent relief provided to tenants applicable to the second and third quarters of 2020 and October 2020.

The following table sets forth the following information regarding contractual rent: (i) amount billed, (ii) percentage collected prior to the impact of consummated rent relief agreements, (iii) the amount of rent relief provided to tenants by the (a) application of security deposits, (b) acceleration of future existing contractual rent concessions and (c) deferral of contractual base rent and (iv) percentage collected after adjusting for rent relief provided by rent relief agreements.

			Rent Relief
Period	Contractual Billings(1)	% of Contractual Billings Collected(2)	Security Deposits	Acceleration of Concessions	Deferral of Base Rent(3)		Total	% of Contractual Billings Collected after Relief(4)
April 2020	$26,165	86.8%	$2,357	$337	$589		$3,283	99.2%
May 2020	$25,665	84.4%	1,389	369	1,825		3,583	98.1%
June 2020	$25,231	91.6%	460	119	1,221		1,800	98.7%
Total Q2-2020	$77,061	87.6%	$4,206	$825	$3,635	(5)	$8,666	98.7%

July 2020	$25,626	96.6%	$228	$—	$309		$537	98.7%
August 2020	$26,250	97.1%	$31	$—	$222		253	98.0%
September 2020	$26,469	96.7%	$113	$—	$155		268	97.7%
Total Q3-2020(6)	$78,345	96.8%	$372	$—	$686		$1,058	98.1%

October 2020(6)	$27,737	91.7%	$—	$—	$62		$62	91.9%
***Reflects collections through October 19, 2020 for all months noted above***
(1)Contractual Billings include contractual base rent and tenant reimbursements (including prior year recoverable expense reconciliation adjustments) charged to in-place tenants before the impact of COVID-19 related rent relief agreements.
(2)Represents the cash collection percentage of Contractual Billings.
(3)The typical deferral period is approximately 1.5 months with repayment generally scheduled to begin in the third or fourth quarter of 2020.
(4)Represents the cash collection percentage of Contractual Billings after adjusting for rent relief provided by executed rent relief agreements.
(5)During the second quarter of 2020, $96,000 of rent relief was provided to a tenant in the form of a base rent deferral with repayment scheduled to begin in the fourth quarter of 2020. During the third quarter of 2020, this base rent deferral was waived in connection with the execution of an early renewal lease.
(6)The following table provides a breakdown of third quarter 2020 and October 2020 Contractual Billings between regular billings and Covid-19 deferral billings and percentage collected through October 19, 2020:

	Q3-2020		October 2020
	Contractual Billings	% of Contractual Billings Collected	Contractual Billings	% of Contractual Billings Collected
Regular Billings	$78,185	96.8%	$26,207	92.2%
Covid-19 Deferral Billings	160	100.0%	1,530	83.7%
Total	$78,345		$27,737

Guidance:

While the full economic impact of the COVID-19 pandemic and efforts to contain its spread, as well as the impact of local California government mandates enabling some tenants impacted by COVID-19 to unilaterally defer rent, are difficult to predict or quantify, based on recent trends the Company has observed, the Company is increasing its full year 2020 guidance as follows:

•Net income attributable to common stockholders within a range of $0.46 to $0.48 per diluted share
•Company share of Core FFO within a range of $1.29 to $1.31 per diluted share
•Year-end Stabilized Same Property Portfolio occupancy within a range of 97.5% to 98.0%
•Stabilized Same Property Portfolio NOI growth for the year within a range of 3.0% to 3.5%
•General and administrative expenses within a range of $36.5 million to $37.0 million

The Core FFO guidance refers only to the Company’s in-place portfolio as of October 20, 2020 and the pending acquisition of an industrial park with four buildings (the “Industrial Park”) that is expected to close during the fourth quarter of 2020 (for additional details, refer to the Company’s Form 8-K that was filed with the SEC on October 9, 2020) and does not include any assumptions for other acquisitions, dispositions or balance sheet activities that may or may not occur through the end of the year. A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the number of tenants requesting rent relief or failing to pay rent in future periods, the duration and severity of the impact of the COVID-19 pandemic, interest rates, the economy, the supply and demand of industrial real estate, failure to satisfy the closing conditions for the Industrial Park, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Supplemental Information:

Details regarding these results can be found in the Company’s supplemental information package available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Wednesday, October 21, 2020, at 1:00 p.m. Eastern Time to review third quarter results and discuss recent events. The live webcast will be available on the Company’s investor relations website at ir.rexfordindustrial.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available through November 21, 2020, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13709051.

About Rexford Industrial:

Rexford Industrial, a real estate investment trust focused on owning and operating industrial properties throughout Southern California infill markets, owns 232 properties with approximately 27.9 million rentable square feet and manages an additional 20 properties with approximately 1.0 million rentable square feet.
For additional information, visit www.rexfordindustrial.com.

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO to exclude the impact of certain items that we do not consider reflective of our core revenue or expense streams. These adjustments consist of acquisition expenses. Management believes that Core FFO is a useful supplemental measure as it provides a more meaningful and consistent comparison of operating performance and allows investors to more easily compare the Company’s operating results. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of FFO to Core FFO is set forth below.
Reconciliation of Net Income Attributable to Common Stockholders per Diluted Share Guidance to Company share of Core FFO per Diluted Share Guidance: The following is a reconciliation of the Company’s 2020 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2020 Estimate
	Low	High
Net income attributable to common stockholders	$0.46	$0.48
Company share of depreciation and amortization	0.94	0.94
Company share of gains on sale of real estate	(0.11)	(0.11)
Company share of Core FFO	$1.29	$1.31

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Stabilized Same Property Portfolio. A calculation of NOI for our Stabilized Same Property Portfolio, as well as a reconciliation of net income to NOI for our Stabilized Same Property Portfolio, is set forth below.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI i) fair value lease revenue and ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Stabilized Same Property Portfolio. A calculation of Cash NOI for our Stabilized Same Property Portfolio, as well as a reconciliation of net income to Cash NOI for our Stabilized Same Property Portfolio, is set forth below.

Stabilized Same Property Portfolio:
Our Stabilized Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned by us for the period from January 1, 2019 through September 30, 2020, and that were stabilized as of January 1, 2019. Therefore, our Stabilized Same Property Portfolio excludes any properties that were acquired or sold during the period from January 1, 2019 through September 30, 2020, and properties acquired prior to January 1, 2019, that were classified as current or future repositioning, development or lease-up during 2019 or 2020 (listed below). For 2020, our Stabilized Same Property Portfolio consists of 159 properties aggregating 19,690,990 rentable square feet.

1210 N. Red Gum Street	16121 Carmenita Road	3233 Mission Oaks Boulevard
1332-1340 Rocky Point Drive	1998 Surveyor Avenue	7110 E. Rosecrans Avenue
14748-14750 Nelson Avenue	2700-2722 Fairview Street	851 Lawrence Drive
15401 Figueroa Street	28903 Avenue Paine
1580 Carson Street	29003 Avenue Sherman

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. We define a significant amount of space at a property as the lower of (i) 40,000 square feet of space or (ii) 50% of a property’s square footage. Typically, we would include properties or space where the repositioning and lease-up time frame is estimated to be greater than six months. A repositioning is considered complete once the investment is fully or nearly fully deployed and the property is marketable for leasing. We consider a repositioning property to be stabilized at the earlier of the following: (i) upon reaching 90% occupancy or (ii) one year from the date of completion of repositioning construction work. We look to update this definition on an annual basis based on the growth and size of the Company’s consolidated portfolio.

Net Debt to Enterprise Value: At September 30, 2020, we had consolidated indebtedness of $908.0 million, reflecting a net debt to enterprise value of approximately 9.7%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt.  Our net debt is defined as our consolidated indebtedness less cash and cash equivalents.

Contact:
Investor Relations:

Stephen Swett
424-256-2153 ext 401
investorrelations@rexfordindustrial.com

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Land	$2,163,518	$1,927,098
Buildings and improvements	1,791,668	1,680,178
Tenant improvements	80,541	72,179
Furniture, fixtures, and equipment	132	141
Construction in progress	41,941	18,794
Total real estate held for investment	4,077,800	3,698,390
Accumulated depreciation	(354,203)	(296,777)
Investments in real estate, net	3,723,597	3,401,613
Cash and cash equivalents	243,619	78,857
Restricted cash	42,387	—
Rents and other receivables, net	5,838	5,889
Deferred rent receivable, net	40,473	29,671
Deferred leasing costs, net	21,842	18,688
Deferred loan costs, net	2,419	695
Acquired lease intangible assets, net	67,304	73,090
Acquired indefinite-lived intangible	5,156	5,156
Interest rate swap asset	—	766
Other assets	13,982	9,671
Acquisition related deposits	3,625	14,526
Total Assets	$4,170,242	$3,638,622
LIABILITIES & EQUITY
Liabilities
Notes payable	$906,608	$857,842
Interest rate swap liability	20,869	8,488
Accounts payable, accrued expenses and other liabilities	45,212	31,112
Dividends payable	27,532	21,624
Acquired lease intangible liabilities, net	61,148	59,340
Tenant security deposits	27,683	28,779
Prepaid rents	10,970	8,988
Total Liabilities	1,100,022	1,016,173
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized, at September 30, 2020 and December 31, 2019
5.875% series A cumulative redeemable preferred stock, 3,600,000 shares outstanding at September 30, 2020 and December 31, 2019 ($90,000 liquidation preference)	86,651	86,651
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at September 30, 2020 and December 31, 2019 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at September 30, 2020 and December 31, 2019 ($86,250 liquidation preference)	83,233	83,233
Common Stock, $0.01 par value per share, 489,950,000 authorized and 123,789,199 and 113,793,300 shares outstanding at September 30, 2020 and December 31, 2019, respectively	1,236	1,136
Additional paid in capital	2,821,127	2,439,007
Cumulative distributions in excess of earnings	(148,492)	(118,751)
Accumulated other comprehensive income	(20,231)	(7,542)
Total stockholders’ equity	2,895,967	2,556,177
Noncontrolling interests	174,253	66,272
Total Equity	3,070,220	2,622,449
Total Liabilities and Equity	$4,170,242	$3,638,622

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUES
Rental income	$83,622	$67,020	$240,882	$190,237
Management, leasing and development services	118	90	325	301
Interest income	116	951	279	2,276
TOTAL REVENUES	83,856	68,061	241,486	192,814
OPERATING EXPENSES
Property expenses	20,684	16,165	57,682	45,116
General and administrative	9,464	7,440	27,753	22,085
Depreciation and amortization	28,811	25,496	84,715	72,014
TOTAL OPERATING EXPENSES	58,959	49,101	170,150	139,215
OTHER EXPENSES
Acquisition expenses	70	122	89	174
Interest expense	7,299	6,785	22,176	19,511
TOTAL EXPENSES	66,328	56,008	192,415	158,900
Gains on sale of real estate	13,669	895	13,669	5,705
NET INCOME	31,197	12,948	62,740	39,619
Less: net income attributable to noncontrolling interest	(1,531)	(518)	(3,332)	(1,288)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	29,666	12,430	59,408	38,331
Less: preferred stock dividends	(3,636)	(2,572)	(10,909)	(7,419)
Less: earnings attributable to participating securities	(129)	(112)	(389)	(339)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$25,901	$9,746	$48,110	$30,573
Net income attributable to common stockholders per share – basic	$0.21	$0.09	$0.40	$0.29
Net income attributable to common stockholders per share – diluted	$0.21	$0.09	$0.40	$0.29
Weighted-average shares of common stock outstanding – basic	123,549	109,645	119,154	104,653
Weighted-average shares of common stock outstanding – diluted	123,844	110,074	119,425	105,014

Rexford Industrial Realty, Inc.
Stabilized Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Stabilized Same Property Portfolio Occupancy:
	September 30,
	2020	2019	Change (basis points)
Occupancy:
Los Angeles County	98.8%	98.1%	70 bps
Orange County	99.0%	98.8%	20 bps
San Bernardino County	98.6%	97.9%	70 bps
San Diego County	97.3%	96.1%	120 bps
Ventura County	94.8%	99.6%	(480) bps
Total/Weighted Average	98.4%	98.0%	40 bps

Stabilized Same Property Portfolio NOI and Cash NOI:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Rental income	$58,884	$56,064	$2,820	5.0%	$173,728	$166,855	$6,873	4.1%
Property expenses	14,119	13,204	915	6.9%	40,225	38,497	1,728	4.5%
Stabilized Same Property Portfolio NOI	$44,765	$42,860	$1,905	4.4%	$133,503	$128,358	$5,145	4.0%
Straight line rental revenue adjustment	(1,334)	(1,020)	(314)	30.8%	(5,158)	(3,381)	(1,777)	52.6%
Amortization of above/below market lease intangibles	(1,358)	(1,759)	401	(22.8)%	(4,264)	(5,252)	988	(18.8)%
Stabilized Same Property Portfolio Cash NOI	$42,073	$40,081	$1,992	5.0%	$124,081	$119,725	$4,356	3.6%

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to NOI, Stabilized Same Property Portfolio NOI and
Stabilized Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$31,197	$12,948	$62,740	$39,619
Add:
General and administrative	9,464	7,440	27,753	22,085
Depreciation and amortization	28,811	25,496	84,715	72,014
Acquisition expenses	70	122	89	174
Interest expense	7,299	6,785	22,176	19,511
Deduct:
Management, leasing and development services	118	90	325	301
Interest income	116	951	279	2,276
Gains on sale of real estate	13,669	895	13,669	5,705
Net operating income (NOI)	$62,938	$50,855	$183,200	$145,121
Non-Stabilized Same Property Portfolio rental income	(24,738)	(10,956)	(67,154)	(23,382)
Non-Stabilized Same Property Portfolio property expenses	6,565	2,961	17,457	6,619
Stabilized Same Property Portfolio NOI	$44,765	$42,860	$133,503	$128,358
Straight line rental revenue adjustment	(1,334)	(1,020)	(5,158)	(3,381)
Amortization of above/below market lease intangibles	(1,358)	(1,759)	(4,264)	(5,252)
Stabilized Same Property Portfolio Cash NOI	$42,073	$40,081	$124,081	$119,725

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$31,197	$12,948	$62,740	$39,619
Add:
Depreciation and amortization	28,811	25,496	84,715	72,014
Deduct:
Gains on sale of real estate	13,669	895	13,669	5,705
Funds From Operations (FFO)	$46,339	$37,549	$133,786	$105,928
Less: preferred stock dividends	(3,636)	(2,572)	(10,909)	(7,419)
Less: FFO attributable to noncontrolling interest(1)	(2,017)	(1,056)	(5,472)	(2,810)
Less: FFO attributable to participating securities(2)	(197)	(187)	(584)	(545)
Company share of FFO	$40,489	$33,734	$116,821	$95,154

Company Share of FFO per common share – basic	$0.33	$0.31	$0.98	$0.91
Company Share of FFO per common share – diluted	$0.33	$0.31	$0.98	$0.91

FFO	$46,339	$37,549	$133,786	$105,928
Adjust:
Acquisition expenses	70	122	89	174
Core FFO	$46,409	$37,671	$133,875	$106,102
Less: preferred stock dividends	(3,636)	(2,572)	(10,909)	(7,419)
Less: Core FFO attributable to noncontrolling interest(1)	(2,019)	(1,059)	(5,474)	(2,813)
Less: Core FFO attributable to participating securities(2)	(197)	(187)	(584)	(545)
Company share of Core FFO	$40,557	$33,853	$116,908	$95,325

Company share of Core FFO per common share – basic	$0.33	$0.31	$0.98	$0.91
Company share of Core FFO per common share – diluted	$0.33	$0.31	$0.98	$0.91

Weighted-average shares of common stock outstanding – basic	123,549	109,645	119,154	104,653
Weighted-average shares of common stock outstanding – diluted	123,844	110,074	119,425	105,014
(1)Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 1 & 2 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company.
(2)Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.